Exhibit 10.6

Continental Resources, Inc.
Summary of Non-Employee Director Compensation
Approved as of May 23, 2013 to be effective July 1, 2013

Retainers/Fees
Non-employee directors of Continental Resources, Inc. (the “Company”) receive the following compensation:

•	An annual cash retainer of $50,000 per year;

•	Board meeting attendance fees of $1,500 for each regular Board meeting and $1,000 for participation in each telephonic Board meeting;

•	The Lead Director is paid an additional annual retainer of $10,000;

•	The chair of the Audit Committee is paid an additional annual retainer of $18,750 and Audit Committee members other than the chair of the committee are paid an additional annual retainer of $9,000;

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The chair of the Compensation Committee is paid an additional annual retainer of $15,000 and Compensation Committee members other than the chair of the committee are paid an additional annual retainer of $5,500;

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The chair of the Nominating/Corporate Governance Committee is paid an additional annual retainer of $10,000 and Nominating/Corporate Governance Committee members other than the chair of the committee are paid an additional annual retainer of $5,000;

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The chair of the Finance Committee is currently Harold Hamm, who is the only employee director on the Board. As a result, there is no retainer associated with the chair position and Finance Committee members other than the chair of the committee do not receive any additional annual retainer for service on this committee; and

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Members of the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and Finance Committee also receive $1,500 for each in-person committee meeting attended and $1,000 for participation in each telephonic committee meeting.

Harold Hamm who is a director and employee and a member of the Nominating/Corporate Governance Committee and Finance Committee will not receive any of the retainers or fees described above.

Equity-Based Compensation
Non-employee directors receive grants of restricted stock with vesting periods ranging from one to three years pursuant to the terms of the Continental Resources, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). The number of shares granted is at the discretion of the Board of Directors. Currently, the targeted grant value for annual non-employee director restricted stock grants is $200,000.
In February 2008, the Board of Directors approved a common stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of the Company's common stock with a market value equal to at least three times the base annual retainer.
Until the common stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under the 2013 Plan and the 2005 Long-Term Incentive Plan (the predecessor to the 2013 Plan). The common stock ownership calculation is determined as of each December 31 based upon the average closing price of the Company's common stock for the year compared to the non-employee director's base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation of market value.